Exhibit 10.1

BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT (this “Agreement”) is dated as of October 17, 2014, and is made and entered into by and between Aleris Corporation, a Delaware corporation (“Parent”), and Signature Group Holdings, Inc., a Delaware corporation (“Holdings”). Each of Parent and Holdings is sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, Aleris Holding Canada Limited, a corporation organized under the laws of Canada, Aleris Aluminum Netherlands B.V., a limited liability company organized under the laws of the Netherlands, Aleris Deutschland Holding GmbH, a limited liability company organized under the laws of Germany, Dutch Aluminum C.V., a limited partnership organized under the laws of the Netherlands, Aleris Deutschland Vier GmbH Co KG, a limited partnership organized under the laws of Germany, SGH Acquisition Holdco, Inc., a Delaware corporation, Evergreen Holding Germany GmbH, a limited liability company organized under the laws of Germany and Holdings have entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) in connection with the purchase by certain Affiliates of Holdings of Parent’s aluminum recycling business (the “Transaction”);

WHEREAS, to fund a portion of the cash purchase price to be paid by an affiliate of Holdings pursuant to the Purchase and Sale Agreement, Holdings intends to commence an offering (the “Equity Offering”) of its common stock, par value $0.001 per share (“Common Stock”);

WHEREAS, to fund a portion of the cash purchase price to be paid by an affiliate of Holdings pursuant to the Purchase and Sale Agreement, Holdings intends to distribute certain rights (the “Rights”) to each holder of record of its Common Stock (such distribution, the “Rights Offering”), which Rights will entitle the holder thereof to purchase, at the election of such holder, Common Stock of Holdings;

WHEREAS, in order to facilitate the Transaction, in the event the Equity Offering and Rights Offering do not collectively generate at least $125,000,000 in net proceeds to Holdings to fund a portion of the cash purchase price to be paid by an affiliate of Holdings pursuant to the Purchase and Sale Agreement, Parent has agreed to purchase up to thirty thousand (30,000) shares of Series B Non-Participating Preferred Stock of Holdings at one thousand dollars ($1,000.00) per share (the “Liquidation Value”), on the terms and conditions set forth herein; and

WHEREAS, in order to facilitate the Transaction, in the event the Equity Offering and Rights Offering do not collectively generate at least $125,000,000 in net proceeds to Holdings to fund a portion of the cash purchase price to be paid by an affiliate of Holdings pursuant to the Purchase and Sale Agreement, concurrently with the execution of this Agreement, Holdings and Chatham Asset Management LLC and Zell Credit Opportunities Master Fund L.P. (collectively,

“Commitment Letter Parties”) have entered into a Commitment Letter (the “Commitment  Letter”) pursuant to which the Commitment Letter Parties have agreed to purchase (i) up to $45,000,000 of shares of common stock of Holdings and (ii) up to $50,000,000 of two-year increasing rate secured notes.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Purchase of Preferred Stock. Upon the terms and subject to the conditions hereof, Parent shall purchase, and Holdings shall issue and sell to Parent, for an amount in cash equal to the Purchase Price, a number of shares of Series B Non-Participating Preferred Stock issued pursuant to the Certificate of Designation (“Series B Preferred Stock”) equal to the Purchase Price divided by the Liquidation Value (such number of shares, the “Series B Amount”).

“Adjustment Amount” shall mean an amount equal to the Equity Raise Amount plus the Subscribed For Amount; provided, however, in no event shall the Adjustment Amount exceed $45,000,000.00.

“Equity Raise Amount” shall mean an amount equal to the number of shares of Common Stock sold in the Equity Offering multiplied by the net proceeds to Holdings per share of Common Stock in the Equity Offering.

“Purchase Price” shall mean an amount equal to the Unsubscribed Amount multiplied by a fraction, the numerator of which is $30,000,000.00 and the denominator of which is the Total Backstopped Amount.

“Subscribed For Amount” shall mean an amount equal to the number of shares of Common Stock purchased by holders of Rights in the Rights Offering multiplied by the net subscription price per share in the Rights Offering.

“Total Backstopped Amount” shall mean an amount equal to $125,000,000.00 minus the Adjustment Amount.

“Unsubscribed Amount” shall mean an amount equal to $125,000,000.00 minus the Equity Raise Amount minus the Subscribed For Amount.

2.Conditions to the Obligations of the Parties.

(a)The obligation of Parent to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by Parent in its sole discretion):

(i)Purchase Notice. At least two Business Days prior to the Closing Date, Parent shall have received a notice from Holdings certifying the number of shares of Series B Preferred Stock to be purchased hereunder and the aggregate Purchase Price therefor.

(ii)Representations and Warranties. The representations and warranties of Holdings contained in this Agreement shall be true and correct in all material respects.

(iii)Purchase and Sale Agreement. The Purchase and Sale Agreement shall not have been terminated.

(iv)No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the issuance of the Series B Preferred Stock to Parent or the consummation of the other transactions contemplated by this Agreement.

(v)Filing of Certificate of Designation. The Certificate of Designation (as defined below) shall have been accepted for filing by the Secretary of State of the State of Delaware and shall become effective as of the Closing.

(vi)Transaction. Holdings shall have consummated, or shall concurrently consummate, the Transaction.

(vii)Commitment Letter. The Commitment Letter shall be in full force and effect and the parties thereto shall consummate the transactions contemplated thereby concurrently with the consummation of the Closing.

(viii)Consummation of Equity Offering and Rights Offering. Each of the Equity Offering and the Rights Offering shall have been consummated or concluded (for the avoidance of doubt, the Rights Offering shall conclude upon the expiration of the Rights).

(b)The obligation of Holdings to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by Holdings in its sole discretion):

(i)No Legal Impediment to Issuance. No statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority, and no judgment, injunction, decree or order of any federal, state or foreign court shall have been issued that prohibits the issuance of the Series B Preferred Stock to Parent or the consummation of the other transactions contemplated by this Agreement.

(ii)Purchase and Sale Agreement. The Purchase and Sale Agreement shall not have been terminated.

(iii)Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects.

3.Closing. The closing of the purchase of Series B Preferred Stock and the other transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the closing of the transactions contemplated by the Purchase and Sale Agreement, at the offices of Crowell & Moring LLP, 590 Madison Avenue, 20th Floor, New York, New York 10021, or on such other date or at such other place as the Parties mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, however, that all of the conditions set forth in Section 2 shall have been satisfied or waived in accordance herewith. At the Closing, Parent shall deliver to Holdings the Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Holdings at least two (2) Business Days prior to the Closing Date, and Holdings shall deliver to Parent a certificate in the name of Parent representing a number of shares of Series B Preferred Stock equal to the Series B Amount.

4.Representations and Warranties of Parent.

(a)Authority; Execution and Delivery; Enforceability. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the purchase of the Series B Preferred Stock. This Agreement has been duly authorized, executed and delivered by Parent, and no additional corporate proceedings on the part of Parent or its shareholders and Affiliates are necessary or appropriate to approve or authorize this Agreement, the performance of its obligations hereunder, or to consummate the transactions contemplated hereby, including the purchase of the Series B Preferred Stock. This Agreement, assuming that this Agreement has been duly and validly authorized, executed and delivered by Holdings, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)Investment Intent. The shares of Series B Preferred Stock to be acquired by Parent in connection with the transactions contemplated by this Agreement are being or will be acquired for Parent’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act, or applicable state securities laws. Parent has no agreement or arrangement, formal or informal, with any Person to sell or transfer all or any part of Series B Preferred Stock; and, as of the date hereof, Parent has no plans to enter into any such agreement or arrangement.

(c)No Registration. Parent is aware that (i) the Series B Preferred Stock constitutes “restricted securities” as that term is defined in Rule 144 of the general rules and regulations under the Securities Act; (ii) Holdings has no obligation or intention to register the Series B Preferred Stock; and (iii) Parent may be required to bear the substantial economic risks of the Series B Preferred Stock indefinitely because none of the shares included in the Series B Preferred Stock may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Parent has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Series B Preferred Stock.

(d)Accredited Investor. Parent is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and is able to bear the economic risk of the acquisition of the Series B Preferred Stock pursuant to the terms of this Agreement, including a complete loss of Parent’s investment in the Series B Preferred Stock.

(e)Information and Sophistication. Parent is familiar with the business and financial condition and operations of Holdings, all as generally described in Holdings’ filings with the Securities and Exchange Commission. Parent has such knowledge and experience in financial, tax and business matters and, in particular, investments in securities so as to enable Parent to evaluate the merits and risks of the Series B Preferred Stock and to make an informed decision with respect thereto.

(f)Legends. Parent understands that each certificate representing the Series B Preferred Stock may be endorsed with the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND ARE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT, (II) IN COMPLIANCE WITH RULE 144 OR (III) WITH AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AS TO THE AVAILABILITY OF ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE ACT.

and any other legends required by applicable Laws, including state securities Laws.

(g)No General Solicitation. Parent acknowledges that neither Holdings nor any other person offered to sell the Series B Preferred Stock to Parent by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(h)Arm’s Length. Parent acknowledges and agrees that Holdings is acting solely in the capacity of an arm’s length contractual counterparty to Parent with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering and the Equity Offering) and not as a financial advisor or a fiduciary to or an agent of, Parent. Additionally, without derogating from or limiting the representations and warranties of Holdings, Parent is not relying on Holdings for any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Parent acknowledges that it has consulted its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

5.Representations and Warranties of Holdings.

Due Organization and Corporate Power. Holdings is a corporation duly

(a)organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as presently conducted.

(b)Authority; Execution and Delivery; Enforceability. Holdings has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance of the Series B Preferred Stock. This Agreement has been duly authorized, executed and delivered by Holdings, and no additional corporate proceedings on the part of Holdings or its shareholders and Affiliates are necessary or appropriate to approve or authorize this Agreement, the performance of its obligations hereunder, or to consummate the transactions contemplated hereby, including the issuance of the Series B Preferred Stock. This Agreement, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent, constitutes a valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)No Breach. The execution, delivery and performance of this Agreement by Holdings and the consummation of the transactions contemplated hereby, including the issuance of the Series B Preferred Stock, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which Holdings is or will be a party on the Closing Date or by which Holdings is or will be bound on the Closing Date, nor will such actions result in any violation of the provisions of the certificate of incorporation or bylaws of Holdings or any material statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Holdings or any of its properties or assets; and except for such consents, approvals, authorizations, registrations or qualifications as may be required under applicable state securities laws in connection with the Equity Offering and the Rights Offering, no material consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by Holdings and the consummation of the transactions contemplated hereby.

(d)Capitalization. As of the Closing and immediately thereafter, the authorized capital stock of Holdings will consist of 66,500,000 shares of Common Stock and 10,000,000 shares of preferred stock, 665,000 of which have been designated Series A Junior Participating Preferred Stock and at least 100,000 of which will have been designated Series B Preferred Stock.

(e)Due Issuance. The Series B Preferred Stock to be delivered to Parent at the Closing has been duly authorized and will be, when issued to Parent in accordance with the terms hereof, validly issued, fully paid and nonassessable.

(f)Arm’s Length. Holdings acknowledges and agrees that Parent is acting solely in the capacity of an arm’s length contractual counterparty to Holdings with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering and the Equity Offering) and not as a financial advisor or a fiduciary to or an agent of, Holdings. Additionally, without derogating from or limiting the representations and warranties of Holdings, Holdings is not relying on Parent for any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Holdings acknowledges that it has consulted its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby.

6.Covenants.

(a)Filing of Certificate of Designation. Prior to the Closing, Holdings shall cause the Certificate of Designation for the Series B Preferred Stock, substantially in the form attached hereto as Annex A (the “Certificate of Designation”), to be filed with the Secretary of State of the State of Delaware, which Certificate of Designation shall be effective immediately upon acceptance of such filing by the Secretary of State of the State of Delaware.

7.Right to Appoint an Observer Upon Nonpayment Events.

(a)Whenever dividends on any shares of Series B Preferred Stock shall not have been declared and paid in full for four or more consecutive Dividend Periods (as defined in the Certificate of Designation) (a “Nonpayment Event”), the holders of Series B Preferred Stock issued hereunder shall be entitled to appoint one (1) individual (the “Series B Observer”) as a non-voting observer to the Board of Directors of Holdings (the “Board”). Any Series B Observer shall be entitled to attend meetings of the Board and to receive all information provided to the members of the Board (including minutes of previous meetings of the Board); provided, however, that (i) the Series B Observer shall not be entitled to vote on any matter submitted to the Board or any of its committees nor to offer any motions or resolutions to the Board or such committees; (ii) Holdings may withhold information or materials from the Series B Observer and exclude such Series B Observer from any meeting or portion thereof if (as determined by the Board) access to such information or materials or attendance at such meeting would (A) adversely affect the attorney-client or work product privilege between Holdings and its counsel; or (B) result in a conflict of interest or is otherwise required to avoid any disclosure that is restricted by any agreement with another Person; and (iii) the Series B Observer shall be subject to the same obligations as directors of the Board with respect to confidentiality, conflicts of interest and misappropriation of corporate opportunities (and shall provide, prior to attending any meetings or receiving any information or materials, such agreements, undertakings or assurances to such effect as may be requested by Holdings).

(b)If and when dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series B Preferred Stock for at least one Dividend Periods after a Nonpayment Event, then the right of the holders of Series B Preferred Stock to appoint the Series B Observer shall cease (but subject to reappointment in the case of any future Nonpayment Event pursuant to this Section 7) and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero, and, if and when any rights of holders of Series B Preferred Stock to appoint the Series B Observer shall have ceased, the term of office of the Series B Observer shall immediately terminate. In determining whether dividends have been paid following a Nonpayment Event, Holdings may take account of any dividends it elects to pay for such a Dividend Period after the regular Dividend Payment Date (as such term is defined in the Certificate of Designations) for that period has passed.

8.Mandatory Redemption. To the extent Holdings is required to prepay any of the senior secured notes (the “Senior Secured Notes”) issued to funds affiliated with or managed by the Commitment Letter Parties pursuant to the Commitment Letter, because Holdings or its subsidiaries (other than SGH Acquisition Holdco, Inc. or any of its direct or indirect subsidiaries) has undertaken an issuance of equity securities, then Holdings shall, pursuant to Section 7 of the Certificate of Designation, redeem an amount of Series B Preferred Stock held by Parent with a Liquidation Preference (as such term is defined in the Certificate of Designation) equal to the portion of such funds raised that are required to be used to prepay the Senior Secured Notes in accordance with their terms multiplied by a fraction, the numerator of which is Liquidation Preference of the Series B Preferred Stock issued to Parent pursuant to this Agreement that is outstanding as of the date of issuance of such equity securities (the “Issuance Date”), and the denominator of which is the sum of (x) the face value of the Senior Secured Notes outstanding on the Issuance Date and any accrued but unpaid interest thereon and (y) the Liquidation Preference of the Series B Preferred Stock issued to Parent pursuant to this Agreement that is outstanding as of the Issuance Date. Notice of such redemption shall be given reasonably concurrently with prepayment of the Senior Secured Notes. For the avoidance of doubt, this Section 8 shall not be deemed to apply to the Series B Preferred Stock issued pursuant to the Purchase and Sale Agreement.

9.Termination.

(a)This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i)by mutual written agreement of Parent and Holdings;

(ii)by Parent or Holdings if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; and

(iii)automatically, if the Purchase and Sale Agreement shall have been terminated in accordance with its terms.

(b)In the event of termination of this Agreement pursuant to Section 9(a), this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any Party hereto; provided, however, the provisions of this Section 9(b) and Section 10  hereof shall survive any termination of this Agreement; provided, further, however that nothing contained herein shall release any Party from liability for claims arising from fraud or willful breach of this Agreement.

10.Miscellaneous.

(a)Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (i) immediately if given by personal delivery, (ii) one (1) day after deposit with an overnight delivery service, (iii) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and (iv) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

if to Holdings, to:

Signature Group Holdings, Inc. 15301
Ventura Boulevard, Suite 400 Sherman
Oaks, California 91403 Attention: W.
Christopher Manderson, Esq.

Facsimile No.: (805) 823-1737

with a copy (which shall not constitute notice) to:

Crowell & Moring LLP

275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attention: Murray A. Indick

Facsimile No.: (415) 986-2827

if to Parent to:

Aleris Corporation

25825 Science Park Drive, Suite
400 Beachwood, Ohio 44122-7392
Attention: Christopher R. Clegg

Facsimile No.: (216) 910-3650

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Christopher Ewan

Facsimile No.: (212) 859-4000

or to such other address or facsimile number as any Party shall notify the other Parties (as provided above) from time to time. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

(b)Amendments and Waivers.

(i)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and Holdings, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(ii)No waiver, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c)Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

(d)Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(i)This Agreement, and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the choice of law or conflicts of law principles thereof that could cause the application of the laws of another state or jurisdiction. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the Law of the State of New York.

(ii)Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court sitting in the State of New York in New York County, or if such courts shall not have jurisdiction, the state courts of the State of New York located in New York County, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in such state courts or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in such state courts or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in such state courts or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(d)(iii).

(e)Assignment; Successors and Assigns; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Parties, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. No provision of this Agreement is intended to confer any rights, benefits, remedies or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(f)Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(g)Entire Agreement. This Agreement, including the Annex attached thereto, and the Purchase and Sale Agreement constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

(h)Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. The Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 9, each Party shall, in the event of any breach or threatened breach by the other Party of any of its covenants or agreements set forth in this Agreement, be entitled to equitable relief, including an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other Party, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and agreements of the other under this Agreement.

12.Definitions. As used herein, the following terms have the following meanings:

(a)“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case by or before any Governmental Authority.

(b)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

(c)“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York, United States of America, are required to or may be closed.

(d)“Governmental Authority” means (a) any national, federal, state, county, municipal, local or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

(e)“Law” means, with respect to any Person, any United States or foreign federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, statute, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise herein.

(f)“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization of any kind, including a Governmental Authority.

(g)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

ALERIS CORPORATION

By:	/s/ Steven J. Demetriou
Name: Steven J. Demetriou
Title: Chairman & CEO

HOLDINGS:

SIGNATURE GROUP HOLDINGS, INC.

By:	/s/ Craig T. Bouchard
Name: Craig T. Bouchard
Title: Chief Executive Officer